UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

June 7, 2006

Date of Report (Date of earliest event reported)

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13647 (Commission File Number)	73-1356520 (I.R.S. Employer Identification No.)

5330 East 31st Street, Tulsa, Oklahoma 74135

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (918) 660-7700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 7, 2006, the Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”) of Dollar Thrifty Automotive Group, Inc. (the “Company”) approved the issuance of 272,610 performance shares under the Company’s Performance Share Grant Agreements covering the three-year period from January 1, 2003 through December 31, 2005 (collectively, the “2003 Performance Agreement”). The 2003 Performance Agreement was made pursuant to the Company’s long-term incentive plan. The 2003 Performance Agreement provided for a targeted number of performance shares totaling 390,150 to be issued to certain officers, including each of the named executive officers of the Company as noted below. The ultimate award when originally granted was expected to range from zero to 200% of the target award, depending on the Company’s pretax profit margin percentage compared to the 50th percentile pretax profit margin percentage of a peer group of leisure industry companies. Upon calculation of the final results under the 2003 Performance Agreement, the ultimate award for grantees employed for the full three years was 85.6% of the target award, and the award for grantees not employed for the full three years was pro rated based on length of service at 100% of the target award. The following table details the number of shares issued to the named executive officers of the Company:

Named Executive Officer	Title	Number of Performance Shares Issued

Gary L. Paxton	President and Chief Executive Officer	37,664
Donald M. Himelfarb	Senior Executive Vice President and Chief Administrative Officer	26,450
Steven B. Hildebrand	Senior Executive Vice President and Chief Financial Officer	19,260
John J. Foley	Senior Executive Vice President	14,766
R. Scott Anderson	Senior Executive Vice President	14,646

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
(Registrant)

June 13, 2006	By:	/s/ STEVEN B. HILDEBRAND
Steven B. Hildebrand
Senior Executive Vice President, Chief Financial
Officer, Principal Financial Officer and Principal
Accounting Officer

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